Exhibit 8.2

March 9, 2023

Boards of Directors

Bay-Vanguard, M.H.C., Inc.

BV Financial, Inc.

BayVangaurd Bank

7114 North Point Road

Baltimore, Maryland 21219

Directors:

You have requested our opinion (“Maryland Income Tax Opinion”) regarding the Maryland state income tax consequences of the conversion (Conversion) of Bay-Vanguard, M.H.C., Inc., a Maryland-chartered mutual holding company (“the Mutual Holding Company”), from a Maryland-chartered mutual holding company into the capital stock form of organization, pursuant to the Plan of Conversion and Reorganization of Bay-Vanguard, M.H.C., Inc., dated January 19, 2023 (the “Plan”) and the integrated transactions described in the Federal Tax Opinion (the “Federal Opinion”) prepared by Luse Gorman, PC dated March 9, 2023.

Our opinion is limited solely to Maryland state income tax consequences, and will not apply to any other taxes, jurisdictions, transactions, or issues.

In rendering the opinion set forth below, we have relied on the Federal Opinion of Luse Gorman, PC related to the federal tax consequences of the Plan, without undertaking to verify the federal tax consequences by independent investigation and the representations contained in the FORVIS, LLP Representation letter dated March 9, 2023. Our opinion is subject to the truth and accuracy of certain representations made by you to us and Luse Gorman, PC and the consummation of the proposed reorganization in accordance with the terms of the Plan. All capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Plan. Should it be determined the facts and federal income tax consequences are not as outlined in the Federal Opinion and in the FORVIS, LLP Representation Letter, the Maryland income tax consequences and our Maryland Income Tax Opinion may differ from what is contained herein.

Our opinion is based upon the existing provisions of the Maryland Code Annotated Tax-Gen. (the “MD Code”) Title 10, Subtitles 2 and 3, and regulations thereunder, Maryland revenue rulings, Maryland revenue directives, and existing Maryland court decisions (collectively, the “Current Tax Law”), any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions.

The conclusions of the Maryland Tax Opinion are as of the date hereof and we assume no obligation to advise you of any change in any matter considered herein after the date hereof. The Maryland Tax Opinion is rendered for the benefit of you and your shareholders in connection with the proposed Plan and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referred to for any other purpose without our prior express written consent. We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to laws and regulations of any jurisdictions other than Maryland or as to factual or legal matters other than as set forth herein.

The level of assurance contained in the Maryland Tax Opinion is “more likely than not” for conclusions 10, 11, and 13. A “more likely than not” level of assurance means that FORVIS believes there is a greater than 50% likelihood of the position being sustained by the taxing authorities with full knowledge of the position. While other terms may be used in this memorandum (e.g., “will” or “should”), those terms are used for stylistic ease and readability and should not be read as leading to a higher or different level of assurance. Note that no specific level of assurance is given for conclusions other than conclusions 10, 11, and 13.

Boards of Directors

Bay-Vanguard, M.H.C., Inc.

BV Financial, Inc.

BayVangaurd Bank

March 9, 2023

Opinion

Our analysis of Current Tax Law provides that no deviation will be required from the federal income tax treatment regarding the Conversion. MD Code § 10-304(1) provides that the Maryland modified income of a corporation is “the corporation’s federal taxable income for the taxable year as determined under the Internal Revenue Code and as adjusted” for state modifications to federal taxable income pursuant to MD Code §§ 10-305 - 10-310. MD Code § 1-101(k) defines “Internal Revenue Code” as “Title 26 of the United States Code.” MD Codes § 10-305 - § 10-310 do not contain any state modifications to federal taxable income that would alter the federal income tax treatment of the Conversion for a corporation.

In addition, as it relates to individual taxpayers, MD Code § 10-203 provides that the Maryland adjusted gross income is “the individual’s federal adjusted gross income for the taxable year as adjusted” for state modifications pursuant to MD Code §§ 10-204 - 10-210. MD Code § 10-101(i)(1) provides that the federal adjusted gross income is the individual’s adjusted gross income as determined under the Internal Revenue Code. MD Codes §§ 10-204 - 10-210 do not contain any state modifications to federal adjusted gross income that would alter the federal income tax treatment of the Conversion. The Federal Opinion, which states no income or loss is recognized for federal income tax purposes by any of the parties participating in the Conversion, provides the basis upon which we conclude the aforementioned Maryland statutes and regulations hold that such Conversion results in no gain or loss to the Holding Company, to the Depositors of the Bank who have liquidation interests in the Mutual Holding Company and to the Minority Shareholder who do not receive cash.

1.

The merger of the Mutual Holding Company into BV Financial, Inc. (the Holding Company) (the Merger) qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

2.

The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for a Liquidation Account in the Holding Company in the Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

3.

No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities, if any, in constructive exchange for interests in the Liquidation Account in the Holding Company or on the constructive distribution of such Liquidation Account interests to certain depositors of the Bank (i.e., the former owners of the Mutual Holding Company who are either Eligible Account Holders or Supplemental Eligible Account Holders of the Bank). (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

4.

No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mutual Holding Company in the Merger in constructive exchange for the transfer of the Liquidation Account interests in the Holding Company to the certain depositors of the Bank. (Section 1032(a) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

5.

Depositors of the Bank who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of an interest in the Liquidation Account in the Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Internal Revenue Code).

Boards of Directors

Bay-Vanguard, M.H.C., Inc.

BV Financial, Inc.

BayVangaurd Bank

March 9, 2023

For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

6.

The basis of the assets of the Mutual Holding Company (other than stock in the Holding Company) to be received by the Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

7.

The Holding Company’s holding period of the assets transferred from the Mutual Holding Company will include the holding period of those assets for the period held by Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304).

8.

Except with respect to the receipt of cash in lieu of fractional share interests, the Minority Stockholders will not recognize any gain or loss upon their exchange of Holding Company common stock for new shares of Holding Company Common Stock. (Section 354 of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

9.

The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, provided the redemption is not essentially equivalent to a dividend, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

10.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Internal Revenue Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

11.

It is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and

Boards of Directors

Bay-Vanguard, M.H.C., Inc.

BV Financial, Inc.

BayVangaurd Bank

March 9, 2023

the Holding Company in a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay the distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

12.

Each stockholder’s aggregate basis in such stockholder’s new Holding Company Common Stock received in the exchange will be the same as such stockholder’s aggregate basis in the Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

13.

It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

14.

Each stockholder’s holding period in such stockholder’s Holding Company Common Stock received in the exchange will include the period during which the Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

15.

The holding period of the Holding Company Common Stock purchased pursuant to the exercise of nontransferable subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

16.

No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Internal Revenue Code). For income tax purposes, Maryland conforms to the Internal Revenue Code. (MD Code § 10-304). Also, in the case of all individuals, the Maryland adjusted gross income is equal to federal adjusted gross income, with certain modifications. (MD Code § 10-203).

Boards of Directors

Bay-Vanguard, M.H.C., Inc.

BV Financial, Inc.

BayVangaurd Bank

March 9, 2023

Consent

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and the Form S-1 under the captions “Tax Consequences”, “Material Income Tax Consequences” and “Legal Matters.”

FORVIS, LLP

/s/ FORVIS, LLP